UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 9, 2022 (May 6, 2022)

SNAP INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	001-38017	45-5452795
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3000 31st Street Santa Monica, California	90405
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (310) 399-3339

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Class A Common Stock, par value $0.00001 per share	SNAP	New York Stock Exchange

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01 - Entry into a Material Definitive Agreement

Credit Agreement

On May 6, 2022 (the “Closing Date”), Snap Inc. (“Snap”) entered into a credit agreement (the “Credit Agreement”) by and among Snap, the several lenders from time to time party thereto (the “Lenders”), JPMorgan Chase Bank, N.A., as administrative agent and issuing bank (in such capacities, the “Administrative Agent”), and the other issuing banks party thereto. The Credit Agreement provides a revolving credit facility in an aggregate principal amount of $1,050,000,000, and replaces Snap’s prior revolving credit agreement, dated as of July 29, 2016 (as amended), by and among Snap, the several lenders from time to time party thereto, Morgan Stanley Senior Funding, Inc., as administrative agent and issuing bank, and the other issuing banks party thereto, pursuant to which Snap had a revolving credit facility in the same principal amount (the “Original Credit Agreement”), which was terminated concurrently with the entry into the Credit Agreement.

Revolving loans may be borrowed, repaid, and reborrowed until May 6, 2027 (the “Maturity Date”), at which time all amounts borrowed must be repaid. Snap may request, no more than two times during the term of the Credit Agreement, that each revolving Lender extend the Maturity Date for the revolving loans for one year.

Revolving loans may be prepaid and revolving loan commitments may be permanently reduced by Snap in whole or in part, without penalty or premium.

As of the Closing Date, Snap had no outstanding revolving loans under the Credit Agreement.

Loans may be denominated in U.S. Dollars or in Euros, Sterling, Australian Dollars, Yen, and Canadian Dollars, together with any other currency that is approved by the Administrative Agent (the “Permitted Foreign Currencies”). Loans denominated in Permitted Foreign Currencies may not exceed an aggregate of $200,000,000.

Revolving loans under the Credit Agreement will bear interest, at Snap’s option, at a rate equal to (i) for loans made in U.S. Dollars, the applicable one, three, or six-month secured overnight financing rate (“SOFR”) plus a margin of 0.75%, or if selected by Snap, the base rate, (ii) for loans made in Euros or Yen, the applicable Euro or Tokyo overnight financing rate, respectively, plus a margin of 0.75%, (iii) for loans made in Australian Dollars, the average bid reference rate administered by ASX Benchmarks Pty Limited plus a margin of 0.75%, (iv) for loans made in Canadian Dollars, the average rate applicable to Canadian Dollar Canadian bankers’ acceptances for the applicable period plus a margin of 0.75%, or (v) for loans made in Sterling, the Sterling overnight index average plus a margin of 0.0326%, plus a margin of 0.75%. During a payment event of default under the Credit Agreement, the applicable interest rates are increased by 2.0% per annum.

In the Credit Agreement, base rate is defined as the greatest of (i) the Wall Street Journal prime rate, (ii) the greater of (a) the federal funds rate and (b) the overnight bank funding rate, plus 0.50% and (iii) the applicable SOFR for a period of one month (but not less than zero) plus 1.00.

Under the Credit Agreement, Snap will pay to the Administrative Agent (for the account of each lender) a commitment fee on a quarterly basis based on amounts committed but unused under the revolving facility of 0.10% per annum.

The Credit Agreement contains customary representations, warranties, and affirmative and negative covenants, including a financial covenant, events of default, and indemnification provisions in favor of the lenders. The negative covenants include restrictions on the incurrence of liens and indebtedness, certain merger transactions and other matters, all subject to certain exceptions. The financial covenant, based on a quarterly financial test, requires the maintenance of aggregate consolidated liquidity (defined as unrestricted cash and cash equivalents) of at least $300,000,000.

The Credit Agreement includes customary events of default that, include among other things, non-payment of principal, interest or fees, inaccuracy of representations and warranties, violation of certain covenants, cross default to certain other indebtedness, bankruptcy and insolvency events, material judgments, change of control, and certain material ERISA events. The occurrence of an event of default could result in the acceleration of the obligations under the Credit Agreement.

The Administrative Agent and the Lenders, and certain of their respective affiliates, have provided, and in the future may provide, financial, banking, and related services to Snap. These parties have received, and in the future may receive, compensation from Snap for these services.

The foregoing summary and description of the provisions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, a copy of which will be filed with the Company’s Quarterly Report on Form 10-Q for the fiscal quarter ending June 30, 2022.

Item 1.02 - Termination of a Material Definitive Agreement

The information set forth under Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 1.02.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

SNAP INC.

Date: May 9, 2022	By:	/s/ Derek Andersen
Derek Andersen
Chief Financial Officer